Exhibit 99.1

Brigham Exploration Announces Increased FY 2006 Capital Spending Plan

          AUSTIN, Texas, Sept. 26 /PRNewswire-FirstCall/ -- Brigham Exploration Company (Nasdaq: BEXP) announced today the approval by its board of directors of an increase in its 2006 capital expenditure plan.  We plan to spend approximately $175.8 million, which represents an increase of 12% over our original 2006 budget announced in February 2006.

          FY 2006 Capital Spending Plan

          As part of our revised budget we now plan to drill 43 wells with an average working interest of 59%.  This compares to 43 wells with an average working interest of 58% in our original budget.  Our revised budget is as follows:

	Revised Budget	Original Budget	Change	% Change

	(In Millions)	(In Millions)	(In Millions)
Drilling	$137.3	$120.4	$16.9	14%
Net land and G&G	28.0	28.6	(0.6)	(2)%
Capitalized interest and G&A	10.0	7.3	2.7	37%
Other non-oil & gas	0.5	0.6	(0.1)	17%
Total	$175.8	$156.9	$18.9	12%

          Approximately $51.8 million of the drilling capital in our revised budget will be allocated to drill 24 exploration wells with an average working interest of 56%.  The drilling capital allocated to exploration drilling in our revised budget represents an increase of 10% over the amount in our original budget where we planned to spend $47 million to drill 21 wells with an average working interest of 61%.

          The remaining $85.5 million of drilling capital in our revised budget will be allocated to drill 19 development wells with an average working interest of 63% and for other development activities.  The drilling capital allocated to development activities in our revised budget represents an increase of 16% over the amount in our original budget, where we planned to spend $73.4 million to drill 22 development wells with an average working interest of 56% and for other development activities.  In our revised 2006 budget, we now plan to spend $68.3 million to develop our proved undeveloped reserves compared to $56.4 million in our original budget.

          The amount and allocation of actual capital expenditures will depend upon a number of factors, including the impact of oil and gas prices, variances in drilling and service costs, the timing of our drilling wells and variances in forecasted production.

          Province Breakout

	Revised Budget			Original Budget			Change

	Gross Well	Net Well	Avg. WI %	Gross Well	Net Well	Avg. WI %	Gross Well	Net Well	Avg. WI %

Gulf Coast	20	12.4	62%	20	11.5	58%	0	0.9	4%
Anadarko Basin	12	4.9	41%	15	6.7	45%	(3)	(1.8)	(4)%
Williston Basin	3	3.0	100%	4	4.0	100%	(1)	(1.0)	0%
Other Areas	8	5.1	64%	4	2.9	73%	4	2.2	(9)%
Total	43	25.4	59%	43	25.1	58%	0	0.3	1%

          Gulf Coast

          Our revised 2006 budget for our Gulf Coast province is $90.2 million and is 15% higher than the $78.5 million allocated to this province in our original 2006 budget.

          Approximately $80.8 million of our capital expenditures in our revised 2006 budget allocated to our Gulf Coast province will be spent to drill ten exploration wells with an average working interest of 48%, to drill ten development wells with an average working interest of 76% and for other development activities.  This compares to $65.7 million in our original budget to drill nine exploration wells with an average working interest of 54%, to drill eleven development wells with an average working interest of 60% and for other development activities.

          The amount we now plan to spend in 2006 to drill exploration wells in our Gulf Coast province increased by $3.1 million, to $27.1 million, when compared to our original 2006 budget.  Although we decreased the average working interest from 54% to 48%, the number of planned exploration wells increased from nine to ten.  Five of the ten exploration wells in our revised 2006 budget planned for this province have been completed or are currently completing and two are currently drilling.  Two of the five completed exploration wells were subsequently plugged.  The remaining three exploration wells that we plan to spud in 2006 will commence drilling in the fourth quarter 2006.

          The amount of drilling capital we plan to spend in 2006 on development activities in our Gulf Coast province increased by $12 million, to $53.7 million, when compared to our original 2006 budget.  This increase resulted from a $13.4 million increase in drilling capital due to our ability to increase our working interest in our Vicksburg development wells.  As a consequence, although we have decreased the number of planned development wells for this province from eleven to ten, we have increased our average working interest in these wells from 60% to 76%.  Eight of the ten development wells in our revised 2006 budget for this province have been completed or are currently completing, while one is currently drilling.  The one remaining well will commence drilling in the fourth quarter 2006.

          We also decreased our 2006 budget for land and seismic activities in our Gulf Coast province from $12.8 million to $9.4 million.

          Anadarko Basin

          Our revised 2006 budget for our Anadarko Basin province is $44.7 million and is 2% higher than the $44 million allocated to this province in our original 2006 budget.

          Approximately $33.3 million of our 2006 capital expenditures in our revised 2006 budget allocated to our Anadarko Basin province will be spent to drill three exploration wells with an average working interest of 17%, to drill nine development wells with an average working interest of 48% and for other development activities.  This compares to $32.7 million in our original budget to drill five exploration wells with an average working interest of 38%, to drill ten development wells with an average working interest of 48% and for other development activities.

          The amount we plan to spend in 2006 to drill exploration wells in our Anadarko Basin province decreased by $700,000, to $2.2 million, when compared to our original 2006 budget.  Our number of planned exploration wells for this province has decreased from five to three and we have also decreased our average working interest in the wells that we plan to drill from 38% to 17%. All of the exploration wells in our revised 2006 budget for this province have been completed.

          The amount of drilling capital we plan to spend on development activities in our Anadarko Basin province in 2006 increased by $1.3 million, to $31.1 million, when compared to our original 2006 budget.  Although our number of planned development wells for this province decreased from ten to nine, our average working interest in the development wells that we plan to drill has not changed.  Seven of the nine development wells in our revised 2006 budget for this province have been completed or are currently completing, one well is currently drilling, and we expect the remaining development well to commence drilling in the fourth quarter 2006.

          We increased our 2006 budget for land and seismic activities in our Anadarko Basin province from $11.3 million to $11.4 million.

          Williston Basin

          Our revised 2006 budget for our Williston Basin province is $21.5 million and is 3% higher than the $20.8 million allocated to this province in our original 2006 budget.

          Approximately $16.3 million of our capital expenditures in our revised 2006 budget allocated to our Williston Basin province will be spent to drill three exploration wells with an average working interest of 100%.  This compares to $17.7 million in our original budget to drill four exploration wells with an average working interest of 100%.

          The amount we plan to spend in 2006 to drill exploration wells in our Williston Basin province decreased by $1.4 million, to $16.3 million, when compared to our original 2006 budget.  Although we decreased the number of planned exploration wells from four to three, our average working interest in the wells has not changed. Two of the three exploration wells currently planned for 2006 in our Williston Basin province have been completed and one is currently drilling.

          We also increased our 2006 budget for land and seismic activities in our Williston Basin province from $3.1 million to $5.2 million.

          Other Areas

          The remainder of our revised 2006 budget is $8.9 million, which represents an increase of 56% over the $5.7 million allocated in our original 2006 budget.  These remaining capital expenditures will be spent supporting our exploration and development activities primarily in West Texas and the Powder River Basin.

          Approximately $6.9 million of our remaining capital expenditures in our revised 2006 budget will be spent to drill eight exploration wells with an average working interest of 64% and for other development activities.  This compares to $4.3 million in our original budget to drill three exploration wells with an average working interest of 67%, one development well with a working interest of 88% and for other development activities.

          The amount we plan to spend in 2006 to drill exploration wells in these areas increased by $3.8 million, to $6.2 million, when compared to our original 2006 budget.  Although number of planned exploration wells for this province has increased from three to eight, our average working interest in the wells that we plan to drill decreased from 67% to 64%.  Six of the eight exploration wells currently planned for 2006 have been completed and two will be spud in the fourth quarter 2006. Three of the six completed exploration wells were subsequently plugged.

          The amount we plan to spend in 2006 to drill development wells and for other development activities in these areas decreased by $1.2 million, to $700,000, when compared to our original 2006 budget.  In the revised budget, we do not plan to drill a development well compared to one development well in the original budget with an 88% working interest.

          We also increased our 2006 budget for land and seismic activities in these areas from $1.4 million to $2.0 million.

          About Brigham Exploration

          Brigham Exploration Company is a leading independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

          Forward Looking Statement Disclosure

          Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the federal securities laws. Important factors that could cause our actual results to differ materially from those contained in the forward looking statements including our growth strategies, our ability to successfully and economically explore for and develop oil and gas resources, anticipated trends in our business‚ our liquidity and ability to finance our exploration and development activities‚ market conditions in the oil and gas industry‚ our ability to make and integrate acquisitions, the impact of governmental regulation and other risks more fully described in the company’s filings with the Securities and Exchange Commission. Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “anticipate,” “estimate” and similar words, although some forward- looking statements may be expressed differently.  All forward looking statements contained in this release, including any forecasts and estimates, are based on management’s outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

          Contact:  Rob Roosa, Finance Manager
                         (512) 427-3300

SOURCE  Brigham Exploration Company
          -0-                                                            09/26/2006
          /CONTACT:  Rob Roosa, Finance Manager of Brigham Exploration Company, +1-512-427-3300/
          /Web site:  http://www.bexp3d.com /
          (BEXP)